Exhibit 10.22

SECOND AMENDMENT
TO
MANAGEMENT CONSULTING AGREEMENT

     This Second Amendment to Management Consulting Agreement (this “Second Amendment”) is made and entered into as of April 15, 2005, by and between Tarpon Industries, Inc. (f/k/a Wall Street Acquisitions, Inc.), a Michigan corporation (the “Company”), Steelbank Tubular Inc., a corporation amalgamated under the laws of New Brunswick, Canada, and Bainbridge Advisors, Inc. (formerly Bainbridge Advisors, LLC) (“Consultant”).

RECITALS

     A. The parties are parties to that certain Management Consulting Agreement, dated April 7, 2004, as amended (the “Agreement”), pursuant to which the Tarpon retained Consultant to provide certain Services, as more particularly described therein. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.

     B. The parties wish to amend the Agreement in accordance with the terms and conditions of this Second Amendment.

     Therefore, the parties agree as follows:

     1. Section 3(d) is hereby added as follows:

        “(d) On the date of this Second Amendment, the Company shall pay to the Consultant $50,000 for other services previously rendered to the Company which were not originally contemplated by the parties.”

     2. Section 2(a) is hereby amended and replaced in full with the following language:

        “2. Fees. During the Term, as extended, if applicable, the Company shall pay to Consultant, and each Company shall be jointly and severally liable for, the following aggregate fees in consideration of Consultant’s performance of the Advisory Services and Transaction Services:

             (a) For Advisory Services, $20,000 per month on the first day of each month during the Term commencing upon the signing of this Agreement (“Monthly Fee”).”

     3. Section 4(b) is hereby amended and replaced in full with the following language:

        “(b) For Transaction Services, the Company will pay Consultant the following fees:

        (i) In the event an acquisition approved by the Company’s Board of Directors (a “Transaction”) is consummated, the Company will pay Consultant, in accordance with Subsection (ii) below, a “success fee” equal to 4% of the total consideration paid in the Transaction, subject to minimum and maximum fees as follows:

               A. Subject to Subsection (ii) below, the Consultant will earn a success fee based upon the calculation set forth Section 3(b)(i), with a minimum success fee of $200,000 per Transaction and a maximum success fee of $300,000 per Transaction plus an amount equal to additional 0.2% of the excess of the Enterprise Value over $50,000,000. By way of example, in the event that the Company consummates a Transaction with an Enterprise Value of $55,000,000, the maximum success fee would be $300,000 plus $10,000, or $310,000. For purposes of this Agreement, the term “Enterprise Value” means in the case of a stock acquisition, the dollar value of any equity, whether common (on a fully-diluted basis) or preferred, and any bank or institution indebtedness assumed by the Company, and in the case of an asset acquisition, the dollar value of all assets purchased and any bank or institution indebtedness assumed by the Company.

     3. Except as otherwise modified within this Second Amendment, all terms and conditions of this Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereby execute this Amendment on the date set forth in the introductory paragraph.

TARPON INDUSTRIES, INC.

/s/ J. PETER FARQUHAR By:

Its:

STEELBANK TUBULAR INC.

/s/ J. PETER FARQUHAR By:

Its:

BAINBRIDGE ADVISORS, INC.

/s/ GARY LEWIS By:

Its: